Exhibit 10.14

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan for Exempt Staff and Officers

As of January 1, 2006

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan

FEDERAL HOME LOAN BANK OF SEATTLE

Incentive Compensation Plan

PLAN DOCUMENT

1.0	Plan Objectives

1.1	The purpose of the Federal Home Loan Bank of Seattle’s Incentive Compensation Plan (Plan) is to achieve four objectives:

1.1.1	Promote the achievement of the Bank’s business goals in accordance with the business plan;

1.1.2	Link compensation to specific Bankwide and individual performance measures;

1.1.3	Provide a competitive reward structure for officers and other exempt employees; and

1.1.4	Provide a vehicle for closer Board involvement and communication with management regarding Bank strategic plans.

1.2	The Plan is a cash-based, annual incentive plan that establishes individual award opportunities related to achievement of Bank and individual performance.

1.3	The award opportunity, Performance Measures, and other relevant information for a Plan Year are set forth in the attached Appendix.

2.0	Definitions

2.1	When used in this Plan, the following words and phrases shall have the following meaning:

2.1.1	Bank means the Federal Home Loan Bank of Seattle.

2.1.2	Base Salary is defined as the Participant’s normal rate of pay, including overtime, before any other add-ons (ie. Bonuses, incentive pay, etc.) and after any adjustments (ie. Leave w/o pay).

2.1.3	Board means the Bank’s Board of Directors.

2.1.4	Committee means the Governance, Budget and Compensation Committee of the Board.

2.1.5	Disability means the Participant is receiving benefits under the Federal Home Loan Bank of Seattle’s Long Term Disability Plan.

2.1.6	Participant means an employee of the Bank who, at the discretion of the Board, is eligible to take part in the Plan for a designated Plan Year, and who has been named as a Participant for that Plan Year by the President, with the concurrence of the Committee. Student interns, temporary employees, contract employees, and part-time employees averaging less than 20 hours per week during the plan year are not eligible to participate in the plan.

2.1.7	Plan means this Incentive Compensation Plan.

2.1.8	Plan Year means the calendar year, January 1 through December 31, over which both Bank and Participant performance is measured.

2.1.9	President means the President of the Bank.

3.0	Eligibility

3.1	All Participants must be employed by the Bank prior to October 1st in the Plan Year. Employees employed on or after October 1st will be allowed participation in the Plan if nominated by the President and approved by the Committee.

3.2	Eligibility shall normally be limited to exempt level staff and officer positions.

3.3	Due to their unique role for the Bank and reporting relationship to the Board, the Director of Internal Audit and Auditor staff will not be included under the Plan, but will be eligible for a similar plan administered by the Audit Committee of the Board.

3.4	The President (Level I – Grade 24) will not be included as an eligible participant under this Plan, but will be eligible for a separate similar plan administered by the Committee.

4.0	Incentive Award Opportunity

4.1	Each Plan Year, the Bank will provide an award opportunity to Participants. The award opportunity shall be a percentage of each Participant’s annual base salary as described in Appendix A Table 1 – Incentive Award Opportunity. Certain executive positions have a greater and more direct impact than others on the annual success of the Bank; therefore, these differences are recognized by varying award opportunities for each Participant level.

4.2	There will be five levels of award opportunities:

Level I:	Grade 24*

Level II:	Grades 23

Level III:	Grades 22

Level IV:	Grades 18-21

Level V:	Grades 14-17

Level VI:	Grades 12/E-13

* Level I –	Grade 24 is under a separate plan (see Section 3.4).

5.0	Performance Measures

5.1	Bankwide and individual performance measures will be established with respect to each Plan Year as described in Appendix A. Three achievement levels will be set for each Bankwide performance measure:

Threshold	The minimum achievement level accepted for the performance measure.

Target	The planned achievement level for the performance measure.

Maximum	The achievement level for the performance measure which substantially exceeds the planned level of achievement.

Individual performance goal measures will include four levels:

More is expected – performs at basic job requirements and does not meet all line of sight goals.

Meets all goals – performs at or at times above basic job requirements and meets all line of sight goals.

Exceeds expectations – performs consistently above basic job requirements and exceeds all line of sight goals at a level surpassing supervisor’s expectations.

Recognized enterprise performance – performs consistently at a high level above basic job requirements, exceeds all line of sight goals and performs at a level exceeding supervisor’s and senior management’s expectations.

5.2	Bankwide measures will be established by the Committee with Board approval.

5.3	Participants incentive awards will be based on Bankwide performance objectives first and secondly on the individual performance goals, and will vary by Participant level.

5.3.1	Participants will typically have two to four major goals established that reflect the priorities of the Participant for the Plan Year.

5.3.2	Participants will work with their managers to develop individual goals. Individual goals must be agreed upon and approved by the manager and Human Resources in order to be eligible to receive an incentive award based on individual performance.

5.3.3	All performance goals are to remain in effect for the entire Plan Year. However, in its sole discretion, the Committee with Board approval may revise Bank performance measures and the Participant’s senior manager may revise individual performance goals for the Plan Year after the year commences subject to Human Resources approval.

6.0	Award Determination

6.1	The method of determining the incentive award will be according to the following sequence:

6.1.1	After the plan year ends determine the Participant’s base salary for the Plan Year.

6.1.2	Evaluate actual Bank performance against the Bankwide performance measures. Assess Bank performance as it relates to the threshold, target, and maximum awards.

6.1.3	Evaluate actual individual Participant performance against the individual performance goals. Assess performance as it relates to “More is expected,” “Meets all goals,” “Exceeds expectations,” and “Recognized enterprise performance”.

6.1.4	Locate the applicable Participant Level in the Incentive Award Opportunity table (Table 1 – Appendix A), and determine the award opportunity by relating the Bank Performance achievement level (derived in 6.1.2) to the Individual Performance achievement level (derived in 6.1.3).

6.1.5	Determine the “incentive award pool” for each participation level by relating the Bank Performance achievement level (derived in 6.1.2) to the award opportunity in the Incentive Award Opportunity table (Table 1 – Appendix A).

6.1.6	The President with Committee approval may recommend the Board adjust the awards of Participants.

6.2	Level II and Level III Participants shall not receive an award under this Plan if during the most recent examination of the Bank by the Federal Housing Finance Board (FHFB) or successor regulator, an unsafe or unsound practice or condition with regard to the Bank was identified unless the practice or condition took place prior to start of employment, comes to the attention of said Participant and is not continued. However, the Level II and III Participants may receive such award provided that the finding of an unsafe or unsound practice or condition is subsequently resolved within the Plan Year in favor of the Bank by the FHFB. The Board, in its sole discretion may take into consideration mitigating factors to approve the award as noted in 11.11 (Miscellaneous Conditions).

6.3	Any Participant receiving a written warning for performance or misconduct at any time during the Plan Year will not receive an award unless approved by the Executive Management Committee of the Bank.

7.0	Award Conditions

7.1	If the Bank achieves its threshold performance measures but a Participant’s performance fails to meet all goal expectations no incentive award will be made to the Participant. Likewise, should any individual Participant’s performance meet expectations but the Bank fails to achieve threshold performance no incentive award will be made to any Participant. However, at the Committee’s sole discretion, an incentive award may be recommended for Bank performance below threshold subject to final approval by the Board.

8.0	Participant Performance Reviews

8.1	Participant performance reviews will be scheduled to occur semi-annually with a final assessment after the Plan Year ends.

8.2	The Participant’s performance will be appraised by their immediate manager, and reviewed by Human Resources.

9.0	Plan Communication

9.1	Communications with Participants regarding the Plan should be made according to the following schedule:

Fourth quarter of the prior year	Communicate next year’s Bank and department goals, and identify next year’s Plan Participants.

First quarter of the Plan Year	Communicate Bankwide goals for the Plan Year. Set Individual goals.

Semi-Annually	Interim assessments of progress toward achieving individual goals.

End of Plan Year	Final assessment of Bank and individual performance.

10.0	Administrative Control

10.1	The Bank’s Human Resources Department will administer the Plan.

10.2	The Board will have ultimate authority over the structure and goals of the Plan, and any incentive payouts from the Plan.

11.0	Miscellaneous Conditions

11.1	Participants must be employed by the Bank until the pay period in which the payments are made – in February of the following year.

11.2	Employees of the Bank who are hired on or after October 1st may (i) be nominated for participation in the Plan in accordance with Section 3.1, and be eligible to (ii) receive a prorated incentive award.

11.3	After the Plan Year commences, employees of the Bank who are transferred or promoted into an eligible position prior to October 1st of the Plan Year will be required to submit revised individual goals, including any manager specific goals (if applicable), within 30 days from transfer/promotion in order to be eligible for a pro-rated incentive award.

11.4	The President may nominate Participants who retire, die, or become disabled during the Plan Year to be eligible to receive a prorated award.

11.5	Notwithstanding any Plan provision to the contrary, mere participation in the Plan will not entitle a Participant to an award.

11.6	The designation of an employee as a Participant in the Plan does not guarantee employment. Nothing in this Plan shall be deemed (i) to give any employee or Participant any legal or equitable rights against the Bank, except as expressly provided herein or provided by law; or (ii) to create a contract of employment with any employee or Participant, to obligate the Bank to continue the service of any employee or Participant, or to affect or modify any employee’s or Participant’s term of employment in any way.

11.7	The right of the Bank to discipline or discharge a Participant shall not be affected by any provision of this Plan.

11.8	In the event the Bank does not achieve threshold performance levels, the President may recommend, with the concurrence of the Committee, eligibility for incentive awards for extraordinary individual performance.

11.9	All awards under the Plan will be paid out through regular payroll and will be subject to applicable payroll tax withholdings and other appropriate deductions.

11.10	Incentive awards will be made as soon as practical following the end of the Plan Year, but no later than the last pay period in February.

11.11	The Board has the right to revise, modify, or terminate the Plan in whole or in part at any time or for any reason, and the right to modify any recommended incentive award amount (including the determination of a lesser award or no award), without the consent of any Participant.

11.12	Since no employee has a guaranteed right to any award under this Plan, any attempt by an employee to sell, transfer, assign, pledge, or otherwise encumber any anticipated award shall be void, and the Bank shall not be liable in any manner for or subject to the debts, contracts, liabilities, engagements or torts of any person who might anticipate an award under this program.

11.13	This Plan shall at all times be entirely unfunded and no provision shall at any time be made with respect to segregating assets of the Bank for payment of any award under this program.

11.14	The Plan shall be construed, regulated, and administered in accordance with the laws of the state of Washington, unless otherwise preempted by the laws of the United States.

11.15	If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such provision had not been included herein.

11.16	If a Participant dies before receiving his or her award, any amounts determined to be paid under this Plan shall be paid to the Participant’s surviving spouse, if any, or if none, to the Participant’s estate. The Bank’s determination as to the identity of the proper payee of any amount under this Plan shall be binding and conclusive and payment in accordance with such determination shall constitute a complete discharge of all obligations on account of such amount.

11.17	Any agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Plan which are not contained herein will have no effect or enforceability.

FEDERAL HOME LOAN BANK OF SEATTLE

Bank Incentive Compensation Plan (BICP) – Annual Plan

APPENDIX A

2006 Plan Year

Incentive Award Opportunity (as a percentage of base salary)

The incentive pool is determined based on the threshold, target, and maximum awards for the Bankwide performance measures and adjusted for individual performance as follows:

Table 1 – Incentive Award Opportunity

	Individual Performance	Bank Performance
Level		No Award		Threshold		Target		Maximum
I - Grade 24	Recognized Enterprise Performance Exceeds Expectations Meets all Goals More is Expected	Separate Plan (see Section 3.4)
II - Grades 23	Recognized Enterprise Performance Exceeds Expectations Meets all Goals More is Expected	0 0 0 0	% % % %	30 20 15 0	% % % %	40 30 20 0	% % % %	50 40 30 0	% % % %
III - Grades 22	Recognized Enterprise Performance Exceeds Expectations Meets all Goals More is Expected	0 0 0 0	% % % %	25 20 15 0	% % % %	30 25 20 0	% % % %	35 30 25 0	% % % %
IV – Grades 18-21	Recognized Enterprise Performance Exceeds Expectations Meets all Goals More is Expected	0 0 0 0	% % % %	20 15 10 0	% % % %	25 20 15 0	% % % %	30 25 20 0	% % % %
V – Grades 14-17	Recognized Enterprise Performance Exceeds Expectations Meets all Goals More is Expected	0 0 0 0	% % % %	15 10 5 0	% % % %	20 15 10 0	% % % %	25 20 15 0	% % % %
VI – Grades 12/E-13	Recognized Enterprise Performance Exceeds Expectations Meets all Goals More is Expected	0 0 0 0	% % % %	7 4 1 0	% % % %	10 7 3 0	% % % %	12 10 5 0	% % % %

Bank Performance Measures

There will be one Bank performance measure for the 2006 Plan Year. The achievement level for Bankwide performance measure shall be a Profitability goal based on the threshold, target, and maximum awards according to specific measurements as adopted by the Board of Directors.

Individual Performance Measures

There will be up to four Individual performance goals for the 2006 Plan year. The Individual Performance Achievement Levels (More is expected, Meets all goals, Exceeds expectations, Enterprise Performance) is determined by the Individuals overall goal performance.